Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) dated as of March 31, 2008 to the Agreement and Plan of Merger referred to below by and among Sequoia Media Group, LC, a Utah limited liability company (“Sequoia”), Secure Alliance Holdings Corporation, a Delaware corporation (“SAH”), and SMG Utah, LC, a Utah limited liability company and wholly owned subsidiary of SAH (“Merger Sub”).

WITNESSETH:

WHEREAS, Sequoia, SAH and Merger Sub are party to that certain Agreement and Plan of Merger dated as of December 6, 2007 (as such agreement may be amended, and supplemented or otherwise modified from time to time the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement pursuant to Section 10.3 of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties have agreed to amend the Merger Agreement as follows:

SECTION 1.   Capitalized Terms.  Capitalized terms that are not defined in this Amendment have the respective meanings set forth in the Merger Agreement.

SECTION 2.   Amendments to Merger Agreement.  The Merger Agreement is hereby amended as follows:

(a)           All references to the number “.5806419” in Paragraph B of the Recitals and Article I is hereby amended and restated to read “0.87096285”.

(b)           The definition of Reverse Stock Split in Section 2.1 is hereby amended and restated as follows:

““Reverse Stock Split” means a 1 for 2 reverse split of SAH Common Stock on such terms and conditions as agreed to by the SAH Board of Directors and the Sequoia Board of Managers and approved by the shareholders of SAH.”

(c)           The definition of SAH Distribution in Section 2.1 is hereby amended and restated as follows:

““SAH Distribution” means a cash dividend to the shareholders of SAH immediately prior to the Effective Time distributing, pro rata, $2.0 million.”

(d)	Section 4.3 is hereby amended and restated as follows:

“Capitalization.  As of the date of this Agreement, SAH’s authorized capital stock consists of 100,000,000 shares of SAH Common Stock, of which 19,441,524 shares of SAH Common Stock are issued and outstanding. SAH shall, prior to the Closing Date, effect the Reverse Stock Split.  Following the Reverse Stock Split, but before the Effective Time, there will be approximately 9,720,762 shares of SAH Common Stock issued and outstanding.  All shares of capital stock of SAH are, and shall be at Closing, validly issued, fully paid and nonassessable.  Except as described in Section 4.3 of the SAH Disclosure Schedule, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of SAH.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which SAH is a party or by which SAH is bound with respect to the voting of any capital stock of SAH.  There are no outstanding stock appreciation rights, phantom stock or similar rights with respect to any capital stock of SAH.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of SAH.”

(e)	Section 7.1(j) is hereby amended and restated as follows:

“On the Closing Date, all officers of SAH shall have tendered their resignations in writing.”

(f)           Section 7.1(l) is hereby deleted in its entirety and shall be replaced with “[Intentionally deleted]”.

(g)           Schedule A is hereby deleted in its entirety and shall be replaced with “[Intentionally deleted]”.

SECTION 3.  Effect on Merger Agreement.  Except as otherwise expressly amended herein, the Merger Agreement and each other Transaction Documents shall remain in full force and effect.  All references in any document or agreement to the Merger Agreement shall refer to the Merger Agreement, as amended hereby.

SECTION 4.  Execution in Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 1 as of the 31st day of March 2008.

SEQUOIA MEDIA GROUP, LC, a Utah limited liability company

By:	/s/ Chett B. Paulsen
	Name:	Chett B. Paulsen
	Title:	CEO

SECURE ALLIANCE HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Stephen P. Griggs
	Name:	Stephen P. Griggs
	Title:	President

SMG UTAH, LC, a Utah limited liability company

By:	/s/ Stephen P. Griggs
	Name:	Stephen P. Griggs
	Title:	President